                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       OF
                              SUNRISE MEDICAL INC.
                                       AT
                              $10.00 NET PER SHARE
                                       BY
                            V.S.M. ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                             V.S.M. HOLDINGS, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                             V.S.M. INVESTORS, LLC

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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
    NEW YORK CITY TIME, ON NOVEMBER 28, 2000, UNLESS THE OFFER IS EXTENDED.
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                                                                October 30, 2000

To Our Clients:

    Enclosed for your consideration is an Offer to Purchase dated October 30, 2000 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") relating to the offer by V.S.M. Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of V.S.M. Holdings, Inc., a Delaware corporation ("Holdings") and a wholly owned subsidiary of V.S.M. Investors, LLC, a Delaware limited liability company ("Parent"), to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Sunrise Medical Inc., a Delaware corporation (the "Company"), including the associated common stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at a purchase price of $10.00 per Share, net to the seller in cash, without interest thereon, less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer. We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

    Please note the following:

    Your attention is directed to the following:

        1. The tender price is $10.00 per Share, net to the seller in cash without interest thereon.

        2.  The Offer is made for all of the outstanding Shares.

        3. The Board of Directors of the Company has unanimously determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), are fair to and in the best interests of the holders of Shares and recommended that the holders of the Shares accept the Offer and tender their Shares to Purchaser.

        4. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 16, 2000 (the "Merger Agreement"), which provides that subsequent to the consummation of the Offer, Purchaser will merge into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each then outstanding Share (other than Shares owned by Parent and its subsidiaries and Shares held by stockholders who have not voted in favor of or consented to the Merger and who have properly demanded appraisal of their Shares in accordance with
    Section 262 of the Delaware General Corporation Law) will be canceled, retired and converted into the right to receive $10.00 in cash, without interest, less any withholding taxes required under applicable laws.

        5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on November 28, 2000, unless the Offer is extended.

        6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

        7. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the number of Shares outstanding on a fully-diluted basis (assuming the exercise of all outstanding options to purchase Shares (other than options held by certain executives of the Company who have entered into agreements not to exercise their options so long as the Merger Agreement has not been terminated) and any other rights to acquire Shares on the date of purchase).

    The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any ancillary documents thereto and is being made to all holders of Shares. Purchaser is not aware of any state or jurisdiction where the making of the Offer or the acceptance of tendered Shares is prohibited by any applicable law. If Purchaser becomes so aware, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state or jurisdiction. In any state or jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    IF YOU WISH TO HAVE US TENDER ANY OR ALL OF THE SHARES HELD BY US FOR YOUR ACCOUNT, PLEASE INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM CONTAINED IN THIS LETTER. IF YOU AUTHORIZE A TENDER OF YOUR SHARES, ALL SUCH SHARES WILL BE TENDERED UNLESS OTHERWISE SPECIFIED IN SUCH INSTRUCTION FORM. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.